FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-03

----- Original Message -----

From:  CS SP SYNDICATE (CREDIT SUISSE SECURI)

At:  11/10/16 11:33:53

**CORRECTS AS LEVEL**

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-C7

SOLE BOOKRUNNER:  Credit Suisse

CLS	RATINGS D/F/M	SIZE $MM	WAL YRS	P.WIN	UW NOI C/E%	D/Y%	*LAUNCH*
A1	AAA/AAA/Aaa	40.491	2.33	1-49	30.000	15.2	+36
A2	AAA/AAA/Aaa	5.938	4.06	49-49	30.000	15.2	+60
A3	AAA/AAA/Aaa	15.900	5.98	72-72	30.000	15.2	+95
A4	AAA/AAA/Aaa	163.000	9.10	103-116	30.000	15.2	+118
A5	AAA/AAA/Aaa	246.354	9.82	116-119	30.000	15.2	+120
ASB	AAA/AAA/Aaa	65.656	6.44	49-103	30.000	15.2	+110
AS	AAA/AAA/Aa3	52.774	9.90	119-119	23.125	13.8	+165
B	AAA/AA-/NR	29.746	9.90	119-119	19.250	13.2	+215
C	AA(l)/A-/NR	37.422	9.91	119-120	14.375	12.4	+345

* Expected Settle:	11/22/2016	* Format:	SEC-Registered
* First Pay Date:	12/16/2016	* Min Denoms:	$10k by $1
* Expected Ratings:	D/F/M	* ERISA:	Yes
* Ticker:	CSAIL 2016-C7	* Timing:	Pricing @ 12:45PM ET

THIRD PARTY PASSWORDS
Bloomberg	CSAIL 2016-C7	2016CSAIL7
Intex	CSI16C07	aprrerdmmmmvq95v
Trepp	CSAIL 2016-C7	2016CSAIL7

SPONSORS AND LOAN SELLERS
Column Financial	52.2%
Benefit Street Partners	40.4%
Silverpeak Real Estate	7.4%

Master Servicer:	Wells Fargo Bank
Special Servicer:	Rialto Capital Advisors

CS SYNDICATE
Craig Leonard	212-325-8549
Roger Tedesco	212-325-8549
Colin Harrington	212-325-8549

CS CMBS BANKING
Chuck Lee	212-538-1807
Jack Hempling	212-538-1262

CS CMBS TRADING
Will Goldsmith	212-325-4240
Brad Marvin	212-325-4240

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, the underwriter or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-211-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriter and its respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This preliminary prospectus is not required to contain all information that is required to be included in the prospectus. The information in this prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-207361) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-211-1037. The securities may not be suitable for all investors.

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This message is for information only and its accuracy is not guaranteed; it is not an opinion. Price/yield information is indicative and may be changed without notice. The message is not an offer or solicitation to buy/sell financial instruments. Credit Suisse and its affiliates (‘CS’) may hold positions in, trade, or perform investment banking or other services for the companies named. References to terms of transactions are preliminary. CS is not acting as a municipal advisor. Where required by law, and except for FX instruments, pre-trade mid-market mark is the arithmetic mean of bid and offer prices unless otherwise stated; other regulatory disclosures are at https://plus.credit-suisse.com/.